Exhibit 99.3

Form of

IRREVOCABLE PROXY

OF

UNITED INSURANCE HOLDINGS CORP.

To induce Neil W. Savage, William H. Hood, III, and Kern M. Davis (collectively “Proxy Holders” or individually “Proxy Holder”) to incur the expenses and devote time associated with filing a Schedule 13D in connection with beneficial ownership of United Insurance Holdings Corp., a Delaware corporation (“United”), the undersigned (“Shareholder”), a shareholder of United, makes the following representations and grants the following proxy:

1.

Shareholder represents and warrants that as of the date hereof Shareholder beneficially owns ___________of the issued and outstanding shares of United common stock (“Shares”), all of which Shares are free and clear of all proxies and agreements to sell.  Shareholder represents and warrants that Shareholder has the sole voting power with respect to the Shares.  Evidence of shareholder’s beneficial ownership of the Shares is attached as Exhibit “A”.

2.

Shareholder agrees that until the earlier of (i) the decision of the Proxy Holders to terminate the “Group” filing status of the Proxy Holders under Schedule 13D pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended, or (ii) three (3) years from the date of this irrevocable proxy, or such shorter period as may be required under applicable state law, (referred to as the “Termination Date”), Shareholder will not sell, transfer or dispose of, nor permit to be sold, or otherwise dispose of or transfer in any manner, either voluntarily or by operation of law, any Shares, and no subsequent proxy for the Shares will be granted or written consent will be executed by Shareholder without the consent of a majority of the Proxy Holders.

3.

Shareholder hereby irrevocably (to the fullest extent provided by law) constitutes and appoints Neil W. Savage, and in his absence, either Kern M. Davis or William H. Hood, III, its proxy and power of attorney with full power of substitution and resubstitution for all Shares identified in paragraph one for which Shareholder has the right to vote, to vote on any matters at any meeting of shareholders of United or any adjournment thereof (or to execute a shareholder consent), exclusive only of a “Sale of Company Transaction”.

A “Sale of Company Transaction” is defined as:

(i)

Any consolidation or merger of United in which United is not the continuing or surviving corporation or pursuant to which shares of the common stock of United would be converted into cash (other than cash attributable to dissenters' rights), securities or other property, other than a consolidation or merger of United in which the holders of the common stock of United immediately prior to the consolidation or merger have approximately the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger;

(ii)

The shareholders of United approve a sale, transfer, liquidation or other disposition of all or substantially all of the assets of United;

4.

The proxy granted hereby shall continue in effect until the Termination Date.  Shareholder acknowledges and agrees that such proxy is coupled with an interest and is irrevocable (to the fullest extent provided by law) for the duration hereof.  This proxy shall automatically terminate and be revoked and be of no further force and effect on and after the Termination Date.

5.

Nothing contained in this Agreement shall be deemed to vest in Proxy Holders or their representatives any direct or indirect ownership or incidence of economic or pecuniary ownership with respect to any Shares.  All rights, ownership, economic and pecuniary benefits of and relating to the Shares shall remain and belong to Shareholder.  Shareholder shall be entitled to all dividends and distributions relating to the Shares.

6.

Shareholder permits Proxy Holders to publish and disclose in Schedule 13D filings, Form 3 or 4 filings and any other disclosures or filings required by the SEC or by applicable law the existence of this proxy.

Dated

February _____, 2011

For a shareholder who is a natural person:

__________________________________________________

Print Name:________________________________________

For a shareholder that is not a natural person:

__________________________________________________

Print name of entity

By:_______________________________________________

Print Name:________________________________________

Address:

___________________________________________

__________________________________________________

__________________________________________________

NUMBER OF SHARES OWNED:

_____________________

Dated:_____________________________________________

Please sign exactly as your name appears on your United stock certificate.

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